Exhibit 99.1

RH REPORTS RECORD THIRD QUARTER FISCAL 2018 RESULTS

Company Raises Q4 and FY18 Guidance and Long-Term Targets

Corte Madera, CA – December 3, 2018 - RH (NYSE: RH) today announced third quarter fiscal 2018 results and Chairman & Chief Executive Officer, Gary Friedman, provided an update on the Company’s continued evolution and outlook.

RH Leadership will host a Q&A conference call at 2:00 p.m. PT (5:00 p.m. ET) today.

THIRD QUARTER HIGHLIGHTS

Q3 GAAP DILUTED EPS $0.81 vs. $0.56 LY +45%

Q3 ADJUSTED DILUTED EPS $1.73 vs. $1.04 LY +66%

Q3 GAAP NET INCOME $22.4M vs. $13.2M LY +70%

Q3 ADJUSTED NET INCOME $46.8M vs. $24.4M LY +92%

Q3 GAAP OPERATING MARGIN 7.4% vs. 7.3% LY

Q3 ADJUSTED OPERATING MARGIN 10.3% vs. 8.1% LY

Q3 GAAP NET REVENUES +7% vs. +8% LY

Q3 ADJUSTED NET REVENUES +8% vs. +8% LY

Q3 COMPARABLE BRAND REVENUE +4% ON TOP OF +6% LY

COMPANY RAISES Q4 and FY18 GUIDANCE AND LONG-TERM TARGETS

Note: Please see the tables below for a reconciliation of all GAAP to non-GAAP measures referenced in this press release.

To Our People, Partners, and Shareholders,

Our record third quarter results demonstrate the strength of the RH brand, our commitment to earnings growth, the power of our new business model, and our continued success revolutionizing physical retailing.

Adjusted net income for the quarter increased 92% to $46.8 million and adjusted diluted earnings per share increased 66% to $1.73, significantly exceeding our recently raised guidance of $1.15 to $1.33. GAAP net income increased 70% to $22.4 million and GAAP diluted earnings per share increased 45% to $0.81 during the third quarter.

GAAP net revenue growth accelerated from Q2 to Q3 and increased 7% versus Q3 2017 on top of an 8% increase last year. Adjusted net revenues for the quarter increased 8% to $638.5 million on top of an 8% increase last year. Adjusted for last year’s Q3 inventory reduction efforts, adjusted net revenues increased 10%.

Comparable brand revenues increased 4% in the third quarter on top of a 6% increase last year. Adjusted for last year’s inventory reduction efforts, comparable brand revenues increased 6.5%.

Both our comparable brand and net revenues were negatively impacted by approximately 1 point due to slower special order receipts from China due to tariff related shipping congestion. We expect the delayed receipts to have a positive impact on our fourth quarter revenues and have adjusted our guidance accordingly.

Our results reflect strong full price selling, higher outlet margins, and continued cost benefits from our new operating platform.

We generated $16 million of free cash flow in the quarter, and expect free cash flow in excess of $260 million for the year. We have also adjusted our year end net debt to trailing twelve month adjusted EBITDA forecast to approximately 1.8x reflecting the repurchase of approximately 1.2 million shares during the third quarter.

As articulated since the beginning of the year, we are managing the business with a bias for earnings versus revenue growth in fiscal 2018. We continue to restrain ourselves from chasing low quality sales at the expense of profitability, and remain focused on optimizing our new business model and building a platform that will enable us to disrupt and redefine the luxury lifestyle market for years to come.

Raising Fourth Quarter and Fiscal 2018 Guidance

As a result of our exceptional third quarter results and the continued evolution of our new business model, we are raising fourth quarter and fiscal 2018 revenue, adjusted operating income, adjusted net income, and adjusted diluted earnings per share guidance for a fourth time.

We are increasing fourth quarter revenue guidance to a range of $680 to $690 million, versus previous guidance of $665 to $685 million, and raising adjusted diluted earnings per share guidance to a range of $2.75 to $2.90 versus previous guidance of $2.33 to $2.54.

We are also increasing fiscal 2018 revenue guidance to a range of $2.519 to $2.529 billion, versus previous guidance of $2.489 to $2.521 billion, and raising adjusted diluted earnings per share guidance to a range of $8.33 to $8.47 versus previous guidance of $7.35 to $7.75.

As a reminder, our new fiscal 2018 adjusted net income guidance of $219 - $223 million represents a 64% increase at the midpoint versus our original adjusted net income guidance of $125 - $145 million provided on November 15, 2017 during our investor day at the opening of RH West Palm just one year ago.

I would also point out that our return on invested capital is now expected to reach approximately 29% in fiscal 2018.

Our detailed updated guidance for the fourth quarter and fiscal 2018 are provided in a table with our financial results attached to this letter.

Once Again Increasing Long-Term Targets and Providing Preliminary Fiscal 2019 Guidance

We are once again raising our long-term targets as the earnings power and capital efficiency of our new operating model continues to evolve.

As mentioned last quarter, we believed that our target of achieving low to mid-teens adjusted operating margins and return on invested capital (ROIC)1 in excess of 30% by fiscal 2021 would happen sooner rather than later as the earnings power of our new model has proven to be greater than previously anticipated. As a result, last quarter we moved those targets forward by a full year, from fiscal 2021 to fiscal 2020.

Since last quarter we have completed a revolutionary redesign of our organization, closed an additional 500,000 square foot distribution center facility, and continued to reduce capital requirements for current and future new Galleries by improving deal economics and lowering construction costs.

As it relates to the redesign of the organization, the leadership team spent the past nine months conceptualizing a new more streamlined and collaborative structure designed to break down the silos and bureaucracy that build up and slow down most companies as they grow. While we expect cost savings of approximately $24 million annually net of reinvestments, the greatest benefit will be increased decision speed, accountability, and focus.

Our continued efforts to reduce inventories and redesign our distribution center and reverse logistics network enabled us to close a 500,000 square foot distribution facility in Baltimore during the third quarter which will result in approximately $4 million of net savings annually.

The combined $28 million of annualized net savings from the redesign of our organization and closing of the distribution facility will begin to be realized starting in the fourth quarter of 2018.

We’ve also made further improvements to our real estate development model, and continue to reduce capital requirements for future Galleries by improving deal economics and lowering construction costs. While all of our new Galleries scheduled to open in fiscal 2019 are under construction, we were able to lower capital requirements for three of the five new Galleries planned for next year, and the vast majority of future projects.

As a result of the above, we are once again moving our long-term targets forward another full year, and now expect to reach low-to-mid teens operating margins and return on invested capital of approximately 35% by fiscal 2019.

Correspondingly, we are providing preliminary guidance for fiscal 2019 and new long-term targets as follows:

Preliminary guidance for fiscal 2019

•	Net revenues in the range of $2.72 to $2.82 billion, an increase of 8% to 12%
•	Adjusted operating margins in the range of 13.0% to 14.0%
•	Adjusted net income in the range of $250 to $290 million
•	Adjusted earnings per share in the range of $9.30 to $10.70
•	Return on invested capital (ROIC) of approximately 35%
•	Adjusted diluted shares outstanding of approximately 27 million and an effective tax rate of 20%

New long-term targets

•	Net revenue growth of 8% to 12% annually
•	Adjusted operating margins in the mid-to-high teens
•	Adjusted earnings growth of 15% to 20% annually
•	Return on invested capital (ROIC) in excess of 50%

We continue to see a clear path to $4 to $5 billion in North American revenues, and an international opportunity that could lead to RH becoming a $7 to $10 billion dollar global brand.

Despite RH’s industry-leading performance, it is clear that prioritizing earnings over revenue growth this past year has compressed our earnings multiple and weighed on our stock price. While the market has rewarded top line growth at the expense of earnings, we believe many have overlooked what our team has accomplished in a very short period of time.

We spent years imagining a model that reflects the qualities and characteristics of three businesses we study and greatly admire: LVMH, Apple, and Berkshire Hathaway. I thought it would be helpful to describe how we have integrated relevant aspects of each with our own unique vision for RH to create a model that we believe will redefine what was previously thought possible in our industry.

Like LVMH, we are building a luxury platform, and in a similar fashion, we are beginning to demonstrate that we too can be rewarded with luxury brand margins that are double those of competitors targeting broader markets. Also, like LVMH, we believe that we will continue to benefit from a growing market as a result of the compounding wealth effect. In the past twelve years alone the stock market is up in excess of 80% from its previous 2007 high prior to the great recession, and similarly households with incomes in excess of $200,000 are also up approximately 80%. Additionally we can learn from LVMH’s success building iconic global brands, as 75% of their revenues is outside of the United States. We also believe that building a luxury brand is extremely difficult, requiring decades of effort and a discerning level of taste which is generally absent in businesses of scale. As we have articulated in our investor presentations, there are those with taste and no scale, and those with scale and no taste, and we believe the idea of scaling taste is large and far reaching.

Similar to Apple, we are designing a seamlessly integrated ecosystem of businesses that all amplify and render our brand, and each other more valuable - where the whole becomes more valuable than the parts. As an example, our retail business is amplified and rendered more valuable by our interior design business - both are amplified and rendered more valuable by our physical galleries and real estate development business - and all are amplified and rendered more valuable by our hospitality business. While each of the above businesses are relevant in isolation, as an integrated ecosystem they create a powerful customer proposition and a brand that is difficult to replicate.

Akin to Berkshire Hathaway, we are building a business that is capital efficient, generates significant free cash flow, enjoys a low cost of capital, and is developing a culture relentlessly focused on ROIC and capital allocation. Also like Berkshire, we invest with a long-term view, indifferent to short term market swings or recessions, and believe every market presents opportunities. As Warren Buffet said, “Charlie and I have no magic plan to add earnings except to dream big and be prepared mentally and financially to act fast when opportunities present themselves.” He added, “Every decade or so dark clouds will fill the economic skies and they will briefly rain gold. When downpours of that sort occur it’s imperative that we rush outside with washtubs and not teaspoons.” We all witnessed how Berkshire took advantage of the past recession, and demonstrated that those with capital in difficult markets, are the ones who capitalize. That is precisely why we took advantage of the favorable capital markets in 2014 and 2015, executing two zero coupon convertible note transactions raising $650 million for one of those rainy days. That low cost capital enabled us to repurchase roughly half of the Company’s outstanding shares when they were undervalued in 2017, which has proven to be a very good allocation of capital for the benefit of our shareholders. Unlike Berkshire Hathaway, I don’t see us acquiring a large portfolio of businesses, but rather staying focused on the growth opportunities in our current ecosystem. I do expect us to continue accessing the capital markets when favorable and to be disciplined in the allocation of our capital. We will use our excess free cash flow to take advantage of real estate and other investment opportunities, including repurchasing RH shares when value presents itself.

We believe the model we are building will result in RH leapfrogging far past comparable companies, and create the kind of separation in our industry that only brands like Apple, Nike, LVMH, Berkshire, and a few others have enjoyed in theirs.

As I mentioned last quarter, never in my 40 plus years in the retail industry have I seen an organization as clear and focused on optimizing a business as RH is today. I could not be more proud of our team for driving these industry leading results, and remain confident that our path towards building the most profitable and capital efficient brand in our industry will prove to be the right one for our people, partners, and shareholders.

Our View of the Housing Market

While the luxury housing market has sequentially slowed throughout 2018, our revenues have sequentially accelerated, despite cycling inventory reduction efforts and managing the business with a bias for earnings versus revenue growth, clearly demonstrating our ability to gain market share. We believe we can continue to gain share even if market conditions remain soft in higher end housing.

There is also concern of an abundance of new luxury housing inventory scheduled to come on the market in 2019 primarily in New York, Miami, and Los Angeles. On this specific issue, our view is that an oversupply of high-end housing will most likely lead to lower home prices in markets with excess inventory which is surely not good for home builders or developers, but not necessarily bad for RH, as unit sales at lower price points may reaccelerate driving incremental demand for furniture and home furnishings.

Despite the data pointing to a slowing housing market, we continue to be confident in our plans to pivot back to growth in 2019, as we return to our product and brand expansion strategy, and accelerate our real estate transformation. We are also encouraged by a range of other positive macro economic factors including low unemployment, strong GDP growth, near record stock market levels and interest rates that are still low by historical standards.

Update on China Tariffs

As it relates to China tariffs, we have been working with our vendor partners on mitigation strategies and do not expect a material impact on our business outside of a modest increase to inventory levels due to the higher landed cost of the product.

The combination of being the only luxury furniture brand with scale, and having control of our product from concept to customer creates multiple competitive advantages as it relates to purchasing and pricing power versus the highly fragmented market we are disrupting.

2018 - A Continued Focus on Execution, Architecture and Cash

As we near the completion of our second year focused on executing a new business model, architecting a new operating platform and maximizing cash flow by increasing revenues and earnings while decreasing inventory and capital spending, our results are demonstrating that we are building a disruptive brand and business that will continue to gain profitable market share for years to come.

While most in our industry are closing or downsizing stores, we remain committed to our quest of revolutionizing physical retailing. We have proven our ability to double the retail sales in our markets with legacy stores while more than doubling our profitability. Our progress in fiscal 2018 includes the opening RH Portland and RH Nashville in the first half of the year, and the opening of two very unique and diverse retail experiences, RH New York and RH Yountville, in September. We continue to be pleased with the performance of our new Galleries and now have six Galleries with our integrated hospitality experience.

RH New York is off to a strong start despite the ongoing street construction in the Meatpacking District. Our rooftop restaurant has already ramped to a $10 million annual run rate, and we now expect it to exceed $15 million per year once we expand seating outdoors next spring. We also expect Gallery sales to further accelerate next year as street construction is completed and new luxury tenants begin to fill in the empty storefronts. We are especially excited about the planned 2019 openings of Hermès and Loro Piana on the two adjacent corners, the recent opening of Louis Vuitton, and the announcement that Pastis, the iconic New York restaurant will reopen directly across the street from our first RH Guesthouse, also scheduled to open in the fall of 2019. We remain confident that RH New York will be the brand’s first $100 million Gallery in its second full year of operation, generating approximately $25 million per year of store level cash contribution.

RH President of Hospitality Brendan Sodikoff and his team are demonstrating we can execute a profitable, high quality food and beverage experience across multiple markets while driving traffic into our Galleries that result in incremental revenues in our core business. While we still expect an approximate 50 basis point drag on our operating margins due to the initial start-up costs in fiscal 2019, we believe RH Hospitality is now a proven scalable business, and our plan is to increase the number of new Galleries with integrated restaurants, wine vaults, and barista bars going forward. Additionally, we continue to believe strongly in the prospects for our first RH Guesthouse, opening in the fall of 2019, just steps from our new Gallery.

The work being led by RH President, Chief Operating, Service, & Values Officer DeMonty Price and his team architecting a new operating platform, inclusive of our distribution center network redesign, the redesign of our reverse logistics and outlet business, and the reconceptualization of our home delivery and customer experience, is driving lower costs and inventory levels, and higher earnings and inventory turns. Looking forward, we expect this multi-year effort to result in a dramatically improved customer experience, continued margin enhancement and significant cost savings over the next several years.

As we did in fiscal 2017, we continued to hold ourselves back from adding new businesses in fiscal 2018 outside of ongoing investments in RH Hospitality as we remain focused on optimizing the profitability of our new operating platform.

Regarding our balance sheet, we expect future cash flows will be adequate to repay the outstanding principal of our $350 million June 2019 and $300 million June 2020 zero coupon convertible notes at maturity. As a reminder, we purchased a bond hedge that is designed to protect us against dilution on the 2019 notes up to $171.98 per share, and up to $189.00 per share for the 2020 notes.

To ensure financial flexibility and optionality, we completed a zero coupon $335 million convertible notes offering earlier this year that matures in June 2023, and also purchased a corresponding bond hedge designed to protect against dilution up to $309.84 per share.

During the third quarter, our Board of Directors approved a $700 million common share repurchase program. We continue to believe our shares are undervalued and this new repurchase program reflects our confidence in the outlook for our business and continued improvements in our operating model. In addition, we believe that this capital allocation strategy represents an opportunity to create value for our long-term shareholders. During the third quarter, the Company repurchased nearly 1.2 million shares at an average price per share of $125.06.

2019 - A Pivot to High Quality, Sustainable Growth

Our plan is to pivot back to high quality, sustainable growth in fiscal 2019 as we return to our product and brand expansion strategy, which has been on hold as we focused on our move to membership and the architecture of our new operating platform, and accelerate our retail estate transformation.

President, Chief Creative & Merchandising Officer Eri Chaya and her team have several new brand extension plans in our development pipeline, such as RH Beach House and RH Color, launching in the spring and fall of fiscal 2019. Additionally, they have plans to expand our assortments in key categories, and accelerate the introduction of new collections as we pivot back to growth over the next several years.

We also plan to increase our investment in RH Interior Design with a goal of building the leading interior design firm in North America. We believe there is a significant revenue opportunity by offering world class design and installation services as we move the brand beyond creating and selling products to conceptualizing and selling spaces.

As previously mentioned, our plan is to accelerate our real estate transformation, opening 5 to 7 new Galleries per year, up from 3 to 5 per year. In fiscal 2019, we are planning to open 5 new Galleries, including Edina, MN, Charlotte, NC, Corte Madera, CA, San Francisco, CA, and Columbus, OH, as well as our first Guesthouse in New York City. Growth in 2019 will also benefit from the acceleration of RH New York once the city completes street work and we add outdoor seating to our rooftop restaurant in the spring of 2019.

Regarding our ongoing quest to revolutionize physical retailing and the evolving nature of our real estate transformation, RH President, Chief Real Estate & Development Officer Dave Stanchak and his team have designed a new multi-tier market strategy that we believe will optimize both market share and return on invested capital.

First, we have developed a new RH prototype Design Gallery that is an innovative and flexible blueprint to enable us to more quickly place our disruptive product assortment and immersive retail experience into the market. The new model is a standard we will utilize that is based on key learnings from our recent Gallery openings and will range in size from 33,000 square feet inclusive of our integrated hospitality experience to 29,000 square feet without. These new Galleries will represent our assortments from RH Interiors, Modern, Baby & Child, Teen and Outdoor and contain interior design offices and presentation rooms where design professionals can work with clients on projects. Due to the reduced square footage and efficient design, this new model will be more capital efficient with less time and cost risk, but yield similar productivity. We anticipate these new Galleries will represent approximately two thirds of our target markets and enable us to ramp our opening cadence from 3 to 5 new Galleries per year, to a pace of 5 to 7 new Galleries per year. Future prototype examples include Edina, MN, Corte Madera, CA, Columbus, OH, and Charlotte, NC.

Second, we are developing a Gallery tailored to secondary markets. Targeted to be 10,000 to 18,000 square feet, we believe these smaller expressions of our brand will enable us to gain share in markets currently only served by smaller competitors. Examples of target secondary markets include Jacksonville, FL, Fort Worth, TX, Hartford, CT, among others. We expect these Galleries to drive $10 to $15 million of revenues at a net investment of $0 to $5 million, with a payback on our invested capital of 0 to 2 years. Our plan is to test a few of these Galleries over the next several years, and if proven successful, this format could lead to an increase in our long-term Gallery targets.

Third, we will continue to develop and open larger Bespoke Design Galleries in the top metropolitan markets, similar to those we have opened in New York and Chicago. These iconic locations are highly profitable statements for our brand, and we believe create a long-term competitive advantage that will be difficult to duplicate.

Fourth, we will continue to open indigenous Bespoke Galleries in the best second home markets where the wealthy and affluent visit and vacation. These Galleries will be tailored to reflect the local culture, and be sized to the potential of each market. Examples of indigenous Bespoke Galleries include the Hamptons, Palm Beach, Yountville, and Aspen.

Like our evolving multi-tier Gallery strategy, Dave and his team have developed a multi-tier real estate strategy that is designed to significantly increase our unit level profitability and return on invested capital. Our three primary deal constructs are outlined below.

First, in many of our current projects, we are migrating from a leasing to a development model. We currently have two Galleries, Yountville and Edina, using this new model, and have an additional five potential development projects in the pipeline. In the case of Yountville and Edina, we expect to do a sale-leaseback that should allow us to recoup all of our capital. In some cases we may be able to pre-sell the property and structure the transaction where the capital to build the project is advanced by the buyer during construction, which could require zero upfront capital from RH.

Second, we are working on joint venture projects, where we share the upside of a development with the developer/ landlord. An example of this new model, would be our future Gallery and Guesthouse in Aspen, where we are contributing the value of our lease to the development in exchange for a profits interest in the project. The developer will deliver to RH a substantially turnkey Gallery and Guesthouse, while we continue to retain a 20% and 25% profits interest in the properties. We would expect to monetize the profits interest at the time of sale of the properties during the first five years. The net result should be a minimal capital investment to operationalize the business, with the expectation for a net positive capital benefit at time of monetization of the profits interest.

Third, due to the productivity and proof of concept of our recent new Galleries, and the addition of a powerful, traffic generating hospitality experience, we are able to negotiate “capital light” leasing deals, where as much as 65% to 100% of the capital requirement would be funded by the landlord, versus 35% to 50% previously. We currently have 14 potential capital light deals in the development pipeline that would be scheduled to open in fiscal 2019 and beyond.

All of the above mentioned deal structures should lead to lower capital requirements, higher unit profitability, and significantly higher returns on invested capital.

Lastly, we are currently exploring opportunities for Bespoke Design Galleries in London, Paris, and other parts of Europe, and believe there is tremendous opportunity for the RH brand to expand globally.

As a result of the above, we feel confident that we can return to our long-term revenue growth targets of 8% to 12% annually, and possibly grow at a faster rate when we begin our international expansion.

Building a Brand with No Peer and a Customer Experience That Cannot Be Replicated Online

We do understand that the strategies we are pursuing - opening the largest specialty retail experiences in our industry while most are shrinking the size of their retail footprint or closing stores; moving from a promotional to a membership model, while others are increasing promotions, positioning their brands around price versus product; continuing to mail inspiring Source Books, while many are eliminating catalogs; and refusing to follow the herd in self-promotion on social media, instead allowing our brand to be defined by the taste, design, and quality of the products and experiences we are creating - are all in direct conflict with conventional wisdom and the plans being pursued by many in our industry.

We believe when you step back and consider: one, we are building a brand with no peer; two, we are creating a customer experience that cannot be replicated online; and three, we have total control of our brand from concept to customer, you realize what we are building is extremely rare in today’s retail landscape, and we would argue, will also prove to be equally valuable.

In closing, we are deeply grateful for all of our people and partners whose passion and persistence bring our vision and values to life each day, as we pursue our quest to become one of the most admired brands in the world.

Carpe Diem,

Gary

Gary Friedman

Chairman & Chief Executive Officer

1 Return on invested capital (ROIC): We define ROIC as adjusted operating income after-tax for the most recent twelve-month period, divided by the average of beginning and ending debt and equity less cash and equivalents as well as short and long-term investments for the most recent twelve- month period. ROIC is not a measure of financial performance under GAAP, and should be considered in addition to, and not as a substitute for other financial measures prepared in accordance with GAAP. Our method of determining ROIC may differ from other companies’ methods and therefore may not be comparable.

Q&A CONFERENCE CALL INFORMATION

Accompanying this release, RH leadership will host a live question and answer conference call at 2:00 p.m. PT (5:00 p.m. ET). Interested parties may access the call by dialing (866) 394-6658 (United States/ Canada) or (706) 679-9188 (International). A live broadcast of the question and answer session conference call will also be available online at the Company’s investor relations website, ir.rh.com. A replay of the question and answer session conference call will be available through December 17, 2018 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 5572267, as well as on the Company’s investor relations website.

ABOUT RH

RH (NYSE: RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, Source Books, and online at RH.com, RH Modern.com, RHBabyandChild.com, RHTeen.com, and Waterworks.com.

NON-GAAP FINANCIAL MEASURES

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted net revenue, adjusted net income, adjusted diluted earnings per share, return on invested capital, free cash flow, adjusted operating margin, adjusted gross margin, adjusted SG&A, EBITDA and adjusted EBITDA (collectively, “non- GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation statements related to: our expectations regarding free cash flow including the amounts of free cash flow that we expect to generate in future time periods; our adjustment of our year end net debt to adjusted twelve months EBITDA forecast; our expectations regarding returns on invested capital (ROIC) in future time periods; our plans regarding managing the business; our plan to pivot back to high quality, sustainable growth in fiscal 2019; our goal of optimizing our new business model and building a platform that will enable us to disrupt and redefine the luxury lifestyle market for years to come; all statements regarding future financial or operating performance including our financial outlook and guidance including our fourth quarter and fiscal 2018 guidance; our expectation regarding the benefits of the revolutionary redesign of our organization; our expectation that the closure of our distribution facility in Baltimore during the third quarter of fiscal 2018 will result in annual net savings; our plans and objectives with respect to changes in our real estate strategy including the pursuit of new real estate models in lieu of a traditional leasing model; our preliminary outlook for fiscal 2019; our term financial and operating goals, targets and expectations; our belief that annualized net savings from the redesign of our organization and closing of the Baltimore distribution facility will begin to be realized starting in the fourth quarter of 2018; our belief that we could possibly grow at a faster rate when we begin our international expansion; our belief that we see a clear path to $4 to $5 billion in North American revenues, as well as an international opportunity that could lead to RH becoming a $7 to $10 billion dollar global brand; the effects of tariffs and other trade related actions including the potential impact of China tariff related mitigation strategies with our vendor partners and our expectations that these tariffs will not have a material impact on our business in Q4 2018 or in fiscal 2019 outside of the items we have specifically noted; our belief that we are building a disruptive brand and business that will continue to gain profitable market share for years to come; our expectation that we can execute a profitable high quality food and beverage experience across multiple markets while driving traffic into our Galleries that result in incremental revenues in our core business; our plan to increase the number of new Galleries with integrated restaurants, wine vaults, and barista bars going forward; the prospects for our first RH Guesthouse and the plan to open it in 2019 in New York City; our expectation that our multi-year effort to architect a new operating platform will result in a dramatically improved customer experience, continued margin enhancement and significant cost savings over the next several years; our expectation that future cash flows will be adequate to repay the outstanding principal of our $350 million June 2019 and $300 million June 2020 zero coupon convertible notes at maturity; our belief that our shares are undervalued, including due to our expectations about the outlook for our business and continued improvements in our operating model, and that our capital allocation strategy including our new repurchase program represents an opportunity to create value for our shareholders; our plan to launch several new brand extension plans, such as RH Beach House and RH Color, in fiscal 2019; our plan to increase our investment in RH Interior Design with a goal of building the leading interior design firm in North America; our expectation that there is a significant revenue opportunity by offering world class design and installation services; our plan to accelerate our real estate transformation, opening 5 to 7 new Galleries per year, up from 3 to 5 per year, including through new model Galleries that we anticipate will represent approximately two thirds of our target markets; our plan to open 5 new Galleries, including Edina, MN, Charlotte, NC, Corte Madera, CA, San Francisco, California and Columbus, OH, as well as our first Guesthouse in New York City, in fiscal 2019; our ability to drive more than a doubling in revenues and profits as we transition markets to our high performing Gallery formats; our expectation that RH New York will exceed $15 million per year and that the NY Gallery’s sales will further accelerate next year as construction is completed and new luxury tenants begin to open in nearby storefronts; our statement that we remain confident that RH New York will be the brand’s first $100 million Gallery in its second full year of operation, generating approximately $25 million per year of store level cash contribution; our plan to expand seating in our NY Gallery in 2019 to include outdoors; our expectations regarding the amount of drag on our operating margins due to the initial start-up costs in 2019 of RH Hospitality; our belief that RH Hospitality is now a proven scalable business, and our plan to increase the number of new Galleries with integrated restaurants, wine vaults, and barista bars going forward; our strong belief in the prospects of our first RH Guesthouse and its planned opening in 2019; the ongoing development of our new multi-tier market approach and our belief that it will optimize both market share and return on invested capital; statements regarding slower special order receipts from China due to tariff related shipping congestion having a positive impact on our fourth quarter revenues; statements regarding the benefits to our brand and business our seamlessly integrated ecosystem of products, businesses, services, and experiences; statements regarding our demonstration that we can be rewarded with luxury brand margins that are double those of competitors targeting broader markets; statements that we will continue to benefit from a growing market as a result of the compounding wealth effect; statements regarding our ability to scale taste and that the impact of such effort is large and far reaching and expectations regarding the returns from such initiative; statements regarding building a business that is capital efficient, generates significant free cash flow, enjoys a low cost of capital, and is developing a culture relentlessly focused on ROIC; statements that we invest with a long term view, indifferent to short term market swings or recessions, and believe every market presents opportunities; statements regarding future intentions with respect to the allocation of capital including our expectations regarding potential acquisitions; statements that we plan to remain focused on the growth opportunities in our current ecosystem; statements that we expect to continue accessing the capital markets when favorable and use our excess free cash flow to take advantage of real estate and other opportunities; expectations and statements regarding the number of shares outstanding or when and to what extent we might repurchase RH shares or the financial returns we expect from such investments including statements regarding whether repurchase of shares represents a good investment or that our shares are undervalued; statements regarding the similarity in our business to that of other companies or brands including Apple, LVMH and Berkshire Hathaway; our belief that the model we are building will result in RH leapfrogging far past comparable companies; statements regarding the housing market and other macroeconomic factors and their potential impact on our business; our expectations regarding our real estate strategy including the performance and benefits of different new Gallery formats and various different real estate development models that we are pursuing for new Galleries; our utilization of a new RH prototype Design Gallery and our expectations regarding the financial dynamics of this prototype model including that it will open new markets including our anticipation that these new Design Galleries will represent approximately two thirds of our target markets and our expectations regarding gaining share in markets currently only served by smaller competitors; our expectations regarding larger Bespoke Design Galleries, including the financial and operating characteristics of such Galleries; and our expectations concerning indigenous Bespoke Galleries and the benefits and financial characteristics of such smaller Bespoke Galleries; our expectations with respect to our real estate development models that we will pursue and the benefits of such different models including (i) the anticipated pipeline of five additional projects that we would expect to pursue under a development model as opposed to a traditional leasing model, including our expectation regarding the benefits of this model, (ii) our expectation regarding our future Gallery and Guesthouse in Aspen and other similar real estate transactions, including monetizing the profits interest at the time of sale of the property during the first five years and (iii) our expectation that we will be able to negotiate capital light leasing deals as well as the financial aspects of such deals, and our expected pipeline of these capital light deals; statements regarding exploring opportunities for Bespoke Design Galleries in Europe; any financial or operational factors or results that are described as short term, one-time, non-recurring or unusual (as similar operational or financial factors may adversely affect the Company’s future results including as a result of charges, costs and other items that may occur in one or more subsequent financial reporting periods); and any statements or assumptions underlying any of the foregoing. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations or the assumptions set forth in this release include, among others, risks related to our dependence on key personnel and any changes in key personnel; successful implementation of our growth strategy; our ability to leverage Waterworks; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; decisions concerning the allocation of capital including the extent to which we repurchase additional shares of our common stock which will affect shares outstanding and EPS; factors affecting our outstanding convertible senior notes or other forms of our indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products including risks related to tariffs and other similar issues, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward- looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

CONTACT

Cammeron McLaughlin

SVP, Investor Relations and Strategy (415) 945-4998

cmclaughlin@rh.com

RH

REVENUE METRICS

(Unaudited)

	Three Months Ended
	November 3, 2018	October 28, 2017
Stores as a percentage of net revenues [a]	58%	58%
Direct as a percentage of net revenues	42%	42%
Growth in net revenues:
Stores [a]	8%	12%
Direct	7%	3%
Total	7%	8%
Comparable brand revenue growth	4%	6%

See the Company’s most recent Form 10-K and Form 10-Q filings for the definitions of stores, direct, and comparable brand revenue.

[a]

Stores data represents sales originating in retail stores, including Waterworks showrooms, and outlet stores. Net revenues for outlet stores, which include warehouse sales, were $47.2 million and $41.2 million for the three months ended November 3, 2018 and October 28, 2017, respectively.

RH

RETAIL GALLERY METRICS

(Unaudited)

As of November 3, 2018, the Company operated a total of 86 retail Galleries consisting of 20 Design Galleries, 43 legacy Galleries, 2 RH Modern Galleries and 6 RH Baby & Child Galleries throughout the United States and Canada, and 15 Waterworks showrooms throughout the United States and in the U.K. This compares to a total of 84 retail Galleries consisting of 15 Design Galleries, 48 legacy Galleries, 1 RH Modern Gallery and 5 RH Baby & Child Galleries throughout the United States and Canada, and 15 Waterworks showrooms throughout the United States and in the U.K., as of October 28, 2017.

In addition, as of November 3, 2018, the Company operated 37 outlet stores compared to 31 as of October 28, 2017.

	Three Months Ended
	November 3, 2018		October 28, 2017
	Store Count	Total Leased Selling Square Footage	Store Count	Total Leased Selling Square Footage
		(in thousands)		(in thousands)
Beginning of period	85	1,053	85	915
Retail Galleries opened:
NY Meatpacking Design Gallery	1	50.5	—	—
Yountville Design Gallery	1	6.7	—	—
Toronto (Yorkdale) Design Gallery	—	—	1	43.3
Retail Galleries closed:
NY Flatiron legacy Gallery	(1)	(21.4)	—	—
Toronto (Bay View) legacy Gallery	—	—	(1)	(6.0)
Toronto (Yonge Street) legacy Gallery	—	—	(1)	(8.6)
End of period	86	1,089	84	944

Weighted-average leased selling square footage		1,069		918
% Growth year over year		16%		12%

See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.

Total leased square footage as of November 3, 2018 and October 28, 2017 was 1,467,000 and 1,276,000, respectively.

Weighted-average leased square footage for the three months ended November 3, 2018 and October 28, 2017 was 1,439,000 and 1,250,000, respectively.

Retail sales per leased selling square foot for the three months ended November 3, 2018 and October 28, 2017 was $302 and $329, respectively.

RH

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended				Nine Months Ended
	November 3, 2018	% of Net Revenues	October 28, 2017	% of Net Revenues	November 3, 2018	% of Net Revenues	October 28, 2017	% of Net Revenues
Net revenues	$636,558	100.0%	$592,473	100.0%	$1,834,762	100.0%	$1,769,879	100.0%
Cost of goods sold	382,047	60.0%	378,148	63.8%	1,096,616	59.8%	1,179,485	66.6%
Gross profit	254,511	40.0%	214,325	36.2%	738,146	40.2%	590,394	33.4%
Selling, general and administrative expenses	207,495	32.6%	171,163	28.9%	552,154	30.1%	528,213	29.9%
Income from operations	47,016	7.4%	43,162	7.3%	185,992	10.1%	62,181	3.5%
Other expenses
Interest expense—net	19,371	3.1%	18,915	3.2%	53,886	2.9%	45,496	2.5%
Loss on extinguishment of debt	—	0.0%	4,880	0.8%	917	0.0%	4,880	0.3%
Total other expenses	19,371	3.1%	23,795	4.0%	54,803	2.9%	50,376	2.8%
Income before income taxes	27,645	4.3%	19,367	3.3%	131,189	7.2%	11,805	0.7%
Income tax expense	5,234	0.8%	6,216	1.1%	16,677	1.0%	9,886	0.6%
Net income	$22,411	3.5%	$13,151	2.2%	$114,512	6.2%	$1,919	0.1%

Weighted-average shares used in computing basic net income per share	22,082,141		21,221,848		21,850,955		29,076,556
Basic net income per share	$1.01		$0.62		$5.24		$0.07

Weighted-average shares used in computing diluted net income per share	27,703,319		23,535,617		26,810,035		30,593,382
Diluted net income per share	$0.81		$0.56		$4.27		$0.06

RH

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	November 3, 2018	February 3, 2018	October 28, 2017
ASSETS
Cash and cash equivalents	$7,755	$17,907	$22,162
Merchandise inventories	566,117	527,026	557,345
Other current assets	120,166	99,997	109,488
Total current assets	694,038	644,930	688,995
Property and equipment—net	856,230	800,698	778,320
Goodwill and intangible assets	242,487	242,595	276,279
Other non-current assets	50,570	44,643	57,972
Total assets	$1,843,325	$1,732,866	$1,801,566

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Accounts payable and accrued expenses	$306,860	$318,765	$252,569
Convertible senior notes due 2019—net	339,707	—	—
Deferred revenue, customer deposits and other current liabilities	218,506	200,570	217,188
Total current liabilities	865,073	519,335	469,757
Asset based credit facility	107,500	199,970	341,000
Term loans—net	—	79,499	79,471
Convertible senior notes due 2019—net	—	327,731	323,828
Convertible senior notes due 2020—net	266,506	252,994	248,633
Convertible senior notes due 2023—net	244,944	—	—
Financing obligations under build-to-suit lease transactions	220,708	229,323	230,259
Other non-current obligations	106,574	131,350	133,894
Total liabilities	1,811,305	1,740,202	1,826,842

Stockholders’ equity (deficit)	32,020	(7,336)	(25,276)
Total liabilities and stockholders’ equity (deficit)	$1,843,325	$1,732,866	$1,801,566

RH

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	November 3, 2018	October 28, 2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$114,512	$1,919
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,180	51,092
Other non-cash items	57,426	77,516
Change in assets and liabilities:
Merchandise inventories	(39,815)	190,620
Accounts payable, accrued expenses and other	(57,711)	68,941
Net cash provided by operating activities	127,592	390,088

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(104,403)	(104,233)
Proceeds from sale of assets held for sale—net	—	15,123
Net proceeds from investments	—	175,801
Net cash provided by (used in) investing activities	(104,403)	86,691

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible senior notes	335,000	—
Proceeds from issuance of warrants	51,021	—
Purchase of convertible notes hedges	(91,857)	—
Debt issuance costs related to convertible senior notes	(6,349)	—
Net borrowings (repayments) under asset based credit facility	(92,470)	341,000
Net borrowings (repayments) under term loans	(80,000)	77,000
Net borrowings (repayments) under promissory and equipment security notes	(31,974)	33,159
Debt issuance costs	—	(8,298)
Repurchases of common stock—including commissions	(145,182)	(1,000,326)
Net equity related transactions	26,880	10,488
Other financing activities	(4,688)	(8,992)
Net cash used in financing activities	(39,619)	(555,969)
Effects of foreign currency exchange rate translation	(136)	22
Net decrease in cash and cash equivalents and restricted cash equivalents	(16,566)	(79,168)
Cash and cash equivalents
Beginning of period—cash and cash equivalents	17,907	87,023
Beginning of period—restricted cash equivalents (construction related deposits)	7,407	28,044
Beginning of period—cash and cash equivalents and restricted cash equivalents	25,314	115,067

End of period—cash and cash equivalents	7,755	22,162
End of period—restricted cash equivalents (construction related deposits)	993	13,737
End of period—cash and cash equivalents and restricted cash equivalents	$8,748	$35,899

RH

CALCULATION OF FREE CASH FLOW

(In thousands)

(Unaudited)

	Nine Months Ended
	November 3, 2018	October 28, 2017
Net cash provided by operating activities	$127,592	$390,088
Capital expenditures	(104,403)	(104,233)
Payments on build-to-suit lease transactions	(7,733)	(8,734)
Borrowing on build-to-suit lease transactions	3,539	—
Payments on capital leases	(494)	(258)
Proceeds from sale of assets held for sale—net	—	15,123
Free cash flow [a]	$18,501	$291,986

[a]

Free cash flow is calculated as net cash provided by operating activities, net proceeds from sale of assets held for sale, and borrowings under build-to-suit transactions, less capital expenditures, payments on build-to-suit lease transactions and payments on capital leases. Free cash flow excludes all non-cash items, such as the non-cash additions of property and equipment due to build-to-suit lease transactions. Free cash flow is included in this press release because management believes that free cash flow provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
GAAP net income	$22,411	$13,151	$114,512	$1,919
Adjustments (pre-tax):
Net revenues:
Recall accrual [a]	1,948	—	3,801	3,813
Cost of goods sold:
Distribution center closures [b]	1,478	497	1,478	497
Impact of inventory step-up [c]	—	248	380	2,108
Recall accrual [a]	1,738	3,552	(1,778)	4,315
Selling, general and administrative expenses:
Reorganization related costs [d]	7,564	1,029	9,285	1,029
Lease losses [e]	3,411	—	3,411	—
Recall accrual [a]	300	—	645	157
Distribution center closures [b]	2,372	336	300	336
Legal settlement [f]	—	—	(5,289)	—
Executive non-cash compensation [g]	—	—	—	23,872
Gain on sale of building and land [h]	—	(819)	—	(2,119)
Other expenses:
Amortization of debt discount [i]	11,283	6,879	27,555	20,384
Loss on extinguishment of debt [j]	—	4,880	917	4,880
Subtotal adjusted items	30,094	16,602	40,705	59,272
Impact of income tax items [k]	(5,679)	(5,329)	(7,503)	(15,272)
Adjusted net income [l]	$46,826	$24,424	$147,714	$45,919

[a]

Represents a reduction in net revenues, increase in cost of goods sold and inventory charges associated with product recalls, as well as accrual adjustments and insurance recoveries related to product recalls.

[b]	Represents disposals of inventory and property and equipment, lease related charges, inventory transfer costs and other costs associated with distribution center closures.
[c]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[d]

Represents severance costs and related taxes associated with reorganizations, including severance related to the closure of distribution centers and the Dallas customer call center as part of our supply chain reorganization.

[e]

Represents an additional lease related charge due to the remeasurement of the lease loss liability for RH Contemporary Art resulting from an update to both the timing and the amount of future estimated lease related cash inflows.

[f]	Represents a favorable legal settlement, net of related legal expenses.
[g]	Represents non-cash compensation charges related to a fully vested option grant made to Mr. Friedman in May 2017.
[h]	Represents the gain on the sale of building and land of one of our previously owned retail Galleries.
[i]

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”), for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”) and for the $335 million aggregate principal amount of convertible senior notes that were issued in June 2018 (the “2023 Notes”), we separated the 2019 Notes, 2020 Notes and 2023 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes, 2020 Notes and 2023 Notes over their expected lives. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes, 2020 Notes and 2023 Notes and the fair value of the liability components of the 2019 Notes, 2020 Notes and 2023 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $0.7 million and $0.8 million during the three months ended November 3, 2018 and October 28, 2017, respectively. Amounts are presented net of interest capitalized for capital projects of $2.1 million and $2.3 million during the nine months ended November 3, 2018 and October 28, 2017, respectively.

[j]

Represents the loss on extinguishment of debt related to the LILO term loan, the promissory note secured by our aircraft and the equipment security notes, all of which were repaid in full in June 2018, as well as the second lien term loan which was repaid in full in October 2017.

[k]

The adjustments for the three months ended November 3, 2018 and October 28, 2017 represent the tax effect of the adjusted items based on our effective tax rates of 18.9% and 32.1%, respectively. The nine months ended November 3, 2018 and October 28, 2017 include an adjustment to calculate income tax expense at adjusted tax rates of 14.1% and 35.4%, respectively, which is calculated based on the weighted-average fiscal 2018 and fiscal 2017 quarterly effective tax rates.

[l]

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Nine Months Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Diluted net income per share	$0.81	$0.56	$4.27	$0.06

Pro forma diluted net income per share [a]	$0.83	$0.56	$4.33	$0.06
EPS impact of adjustments (pre-tax) [b]:
Amortization of debt discount	0.42	0.29	1.04	0.67
Reorganization related costs	0.28	0.04	0.35	0.03
Lease losses	0.12	—	0.14	—
Recall accrual	0.15	0.15	0.10	0.27
Distribution center closures	0.14	0.04	0.07	0.03
Loss on extinguishment of debt	—	0.21	0.03	0.16
Impact of inventory step-up	—	0.01	0.01	0.07
Legal settlement	—	—	(0.20)	—
Executive non-cash compensation	—	—	—	0.78
Gain on sale of building and land	—	(0.03)	—	(0.07)
Subtotal adjusted items	1.11	0.71	1.54	1.94
Impact of income tax items [b]	(0.21)	(0.23)	(0.29)	(0.50)
Adjusted diluted net income per share [c]	$1.73	$1.04	$5.58	$1.50

[a]

For GAAP purposes, we incur dilution above the lower strike prices of our 2019 Notes, 2020 Notes and 2023 Notes of $116.09, $118.13 and $193.65, respectively. However, we exclude from our adjusted diluted shares outstanding calculation the dilutive impact of the convertible notes between $116.09 and $171.98 for our 2019 Notes, between $118.13 and $189.00 for our 2020 Notes, and between $193.65 and $309.84 for our 2023 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $171.98, $189.00 and $309.84, we will incur dilution related to the 2019 Notes, 2020 Notes and 2023 Notes, respectively, and our obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. Pro forma diluted net income per share for the three months ended November 3, 2018 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 27,048,517, which excludes dilution related to the 2019 Notes and 2020 Notes of 654,802 shares. Pro forma diluted net income per share for the nine months ended November 3, 2018 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 26,454,345, which excludes dilution related to the 2019 Notes and 2020 Notes of 355,690 shares.

[b]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[c]

Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF NET REVENUES TO ADJUSTED NET REVENUES

AND GROSS PROFIT TO ADJUSTED GROSS PROFIT

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net revenues	$636,558	$592,473	$1,834,762	$1,769,879
Recall accrual [a]	1,948	—	3,801	3,813
Adjusted net revenues [b]	$638,506	$592,473	$1,838,563	$1,773,692

Gross profit	$254,511	$214,325	$738,146	$590,394
Recall accrual [a]	3,686	3,552	2,023	8,128
Distribution center closures [a]	1,478	497	1,478	497
Impact of inventory step-up [a]	—	248	380	2,108
Adjusted gross profit [b]	$259,675	$218,622	$742,027	$601,127

Gross margin [c]	40.0%	36.2%	40.2%	33.4%
Adjusted gross margin [c]	40.7%	36.9%	40.4%	33.9%

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted net revenues and adjusted gross profit are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define adjusted net revenues as net revenues, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. We define adjusted gross profit as gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net revenues and adjusted gross profit are included in this press release because management believes that adjusted net revenues and adjusted gross profit provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by adjusted net revenues.

RH

RECONCILIATION OF NET INCOME TO OPERATING INCOME

AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net income	$22,411	$13,151	$114,512	$1,919
Interest expense—net	19,371	18,915	53,886	45,496
Loss on extinguishment of debt	—	4,880	917	4,880
Income tax expense	5,234	6,216	16,677	9,886
Operating income	47,016	43,162	185,992	62,181
Reorganization related costs [a]	7,564	1,029	9,285	1,029
Lease losses [a]	3,411	—	3,411	—
Recall accrual [a]	3,986	3,552	2,668	8,285
Distribution center closures [a]	3,850	833	1,778	833
Impact of inventory step-up [a]	—	248	380	2,108
Legal settlement [a]	—	—	(5,289)	—
Executive non-cash compensation [a]	—	—	—	23,872
Gain on sale of building and land [a]	—	(819)	—	(2,119)
Adjusted operating income [b]	$65,827	$48,005	$198,225	$96,189

Net revenues	$636,558	$592,473	$1,834,762	$1,769,879
Adjusted net revenues [c]	$638,506	$592,473	$1,838,563	$1,773,692

Operating margin [c]	7.4%	7.3%	10.1%	3.5%
Adjusted operating margin [c]	10.3%	8.1%	10.8%	5.4%

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this press release because management believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]

Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

RH

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net income	$22,411	$13,151	$114,512	$1,919
Depreciation and amortization	18,377	18,546	53,180	51,092
Interest expense—net	19,371	18,915	53,886	45,496
Loss on extinguishment of debt	—	4,880	917	4,880
Income tax expense	5,234	6,216	16,677	9,886
EBITDA [a]	65,393	61,708	239,172	113,273
Non-cash compensation [b]	3,685	6,763	17,916	42,929
Reorganization related costs [c]	7,564	1,029	9,285	1,029
Lease losses [c]	3,411	—	3,411	—
Recall accrual [c]	3,986	3,552	2,668	8,285
Distribution center closures [c]	3,850	833	1,778	833
Impact of inventory step-up [c]	—	248	380	2,108
Legal settlement [c]	—	—	(5,289)	—
Gain on sale of building and land [c]	—	(819)	—	(2,119)
Adjusted EBITDA [a]	$87,889	$73,314	$269,321	$166,338

[a]

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income before depreciation and amortization, interest expense, loss on extinguishment of debt and provision for income taxes. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of non-cash compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and Adjusted EBITDA are included in this press release because management believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.

[b]	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to a fully vested option grant made to Mr. Friedman in May 2017.
[c]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.

RH

RECONCILIATION OF NET INCOME TO EBITDA

AND ADJUSTED EBITDA TRAILING TWELVE MONTHS

(In thousands)

(Unaudited)

	Trailing Twelve Months
	November 3, 2018	July 29, 2017
Net income	$114,773	$721
Depreciation and amortization	72,223	63,606
Interest expense—net	70,960	49,626
Goodwill impairment [a]	33,700	—
Loss on extinguishment of debt [b]	917	—
Income tax expense	34,762	11,168
EBITDA [c]	327,335	125,121
Non-cash compensation [d]	25,696	51,296
Reorganization related costs [e]	9,205	974
Asset impairment and lease losses [f]	7,828	12,743
Distribution center closures [g]	5,791	—
Recall accrual [h]	2,090	9,348
Impact of inventory step-up [i]	799	5,294
Legal settlement [j]	(5,289)	—
Anti-dumping exposure [k]	(2,202)	—
Gain on sale of building and land [l]	—	(1,300)
Aircraft impairment [m]	—	4,767
Adjusted EBITDA [c]	$371,253	$208,243

[a]	Represents goodwill impairment related to the Waterworks reporting unit.
[b]

Represents the loss on extinguishment of debt related to the LILO term loan, the promissory note secured by our aircraft and the equipment security notes, all of which were repaid in full in June 2018.

[c]	Refer to footnote [a] within table titled “Reconciliation of Net Income to EBITDA and Adjusted EBITDA.”
[d]	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to a fully vested option grant made to Mr. Friedman in May 2017.
[e]

Represents severance costs and related taxes associated with reorganizations, including severance related to the closure of distribution centers and the Dallas customer call center as part of our supply chain reorganization.

[f]	Represents the impairments associated with RH Contemporary Art and RH Kitchen.
[g]	Represents disposals of inventory and property and equipment, lease related charges, inventory transfer costs, and other costs associated with distribution center closures.
[h]

Represents a reduction in net revenues, increase in cost of goods sold and inventory charges associated with product recalls, as well as accrual adjustments and insurance recoveries related to product recalls.

[i]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[j]	Represents a favorable legal settlement, net of related legal expenses.
[k]

Represents the release of the remaining reserve for potential claims regarding anti-dumping duties which we believe have lapsed. The reserve related to potential tariff obligations of one of our foreign suppliers following the U.S. Department of Commerce’s review on the anti-dumping duty order on wooden bedroom furniture from China for the period from January 1, 2011 through December 31, 2011.

[l]	Represents the gain on the sale of building and land of one of our previously owned retail Galleries.
[m]	Represents the impairment recorded upon reclassification of aircraft as asset held for sale.

RH

TOPIC 606 IMPACT OF ADOPTION

(In thousands)

(Unaudited)

We adopted ASU 2014-09 (“Topic 606”), which pertains to revenue recognition, on February 4, 2018.

The adoption of Topic 606 had the most material impact on the timing of advertising expense recognition related to direct response advertising, including costs associated with the Company’s Source Books. Under Topic 606, the Company will recognize expense associated with the Source Books upon the delivery of the Source Books to the carrier. Prior to adoption of Topic 606, costs associated with Source Books were capitalized and amortized over their expected period of future benefit.

The following table summarizes the impact of adopting Topic 606 on our condensed consolidated statement of income:

	Three Months Ended November 3, 2018
	As Reported	% of Net Revenues	Topic 606 Adjustments	Balances without Adoption of Topic 606	% of Net Revenues
Net revenues [a]	$636,558	100.0%	$(1,066)	$635,492	100.0%
Cost of goods sold [b]	382,047	60.0%	(80)	381,967	60.1%
Gross profit	254,511	40.0%	(986)	253,525	39.9%
Selling, general and administrative expenses [c]	207,495	32.6%	(11,693)	195,802	30.8%
Income from operations	47,016	7.4%	10,707	57,723	9.1%
Other expenses
Interest expense—net	19,371	3.1%	—	19,371	3.0%
Loss on extinguishment of debt	—	0.0%	—	—	0.0%
Total other expenses	19,371	3.1%	—	19,371	3.0%
Income before income taxes	27,645	4.3%	10,707	38,352	6.0%
Income tax expense [d]	5,234	0.8%	2,015	7,249	1.2%
Net income	$22,411	3.5%	$8,692	$31,103	4.9%

[a]

Topic 606 adjustment to net revenues includes (i) $0.6 million associated with deferred revenue, (ii) $0.5 million associated with incentive payment amortization, (iii) $0.4 million associated with gift card breakage, partially offset by (iv) $0.4 million increase associated with membership revenue.

[b]	Topic 606 adjustment to costs of goods sold represents deferred cost of goods sold and the impact of related shipping expenses of $0.1 million.
[c]

Topic 606 adjustment to selling, general and administrative expenses includes a $10.5 million decrease in advertising expense, gift card breakage of $0.7 million and incentive payment amortization of $0.5 million.

[d]	Topic 606 adjustment to income tax expense represents the tax effect of the adjustments based on our effective tax rate of 18.9%.

The following table summarizes the impact of adopting Topic 606 on certain line items of our condensed consolidated balance sheet:

	As of November 3, 2018
	As Reported	Topic 606 Adjustments	Balances without Adoption of Topic 606
Other current assets	$120,166	$46,972	$167,138
Other non-current assets	50,570	(6,561)	44,009
Accounts payable and accrued expenses	306,860	(789)	306,071
Deferred revenue, customer deposits and other current liabilities	218,506	8,320	226,826
Stockholders’ equity	32,020	32,880	64,900

RH

FISCAL 2018 GUIDANCE BY QUARTER

(In millions, except per share data)

The Company is providing the following outlook for fiscal 2018:

	First Quarter 2018	Second Quarter 2018	Third Quarter 2018	Fourth Quarter 2018	Fiscal Year 2018
Adjusted net revenues	$557.4 [a]	$642.7	$638.5	$680 - $690	$2,519 - $2,529
% growth vs. prior year	(1)%	4%	8%	8% - 10% [b]	5% [b]

Adjusted gross margin (% of net revenues)	38.0%	42.1%	40.7%	39.5% - 40.0%	40.1% - 40.3%

Adjusted SG&A (as % of net revenues)	28.5% [a]	29.8%	30.4%	24.6% - 24.8%	28.2% - 28.3%

Adjusted operating margin (% of net revenues)	9.6%	12.3%	10.3%	14.8% - 15.3%	11.9% - 12.0%

Adjusted net income	$33.5	$67.4	$46.8	$71.5 - $75.4	$219.2 - $223.1

Adjusted diluted EPS	$1.33	$2.49	$1.73	$2.75 - $2.90	$8.33 - $8.47

Merchandise inventories					$475 - $495

Capital expenditures—net of asset sales					$75 - $85

Free cash flow					$260+

[a]	First quarter net revenues and SG&A as a percentage of net revenues are shown on a GAAP basis.
[b]	On comparable 13-week to 13-week basis for fourth quarter 2018 and 52-week to 52-week basis for fiscal 2018. The extra week added approximately $42.6 million to fiscal 2017 net revenues.

Note: The Company’s adjusted net income does not include certain charges and costs. The adjustments to net revenues, gross margin, selling, general and administrative expenses, operating income, operating margin and net income in future periods are generally expected to be similar to the kinds of charges and costs excluded from such non-GAAP financial measures in prior periods, such as unusual non-cash and other compensation expense; one-time income tax expense or benefits; legal claim related expenses; recall accruals; reorganization costs including severance costs and related taxes; non-cash amortization of debt discount; and charges and costs in connection with the acquisition of Waterworks, among others. The exclusion of these charges and costs in future periods will have a significant impact on the Company’s adjusted net revenues, adjusted gross margin, adjusted selling, general and administrative expenses, adjusted operating income, adjusted operating margin and adjusted net income. The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

RH

ESTIMATED TOPIC 606 IMPACT TO FISCAL 2018 GUIDANCE BY QUARTER

	First Quarter 2018	Second Quarter 2018	Third Quarter 2018	Fourth Quarter 2018	Fiscal Year 2018
Topic 606 net revenues	1.1% Increase	0.4% Increase	0.2% Decrease	0.7% Increase	0.5% Increase

Topic 606 adjusted gross margin (% of net revenues)	30 bps Increase	10 bps Increase	10 bps Increase	10 bps Increase	10 bps Increase

Topic 606 adjusted SG&A (as % of net revenues)	110 bps Decrease	170 bps Increase	180 bps Increase	220 bps Decrease	10 bps Increase

Topic 606 adjusted operating margin (% of net revenues) [a]	140 bps Increase	160 bps Decrease	170 bps Decrease	230 bps Increase	No Impact

[a]

Topic 606 adjusted operating margin includes the impact of advertising costs as follows: approximately 90 basis points increase in the first quarter 2018, approximately 150 basis points decrease in the second quarter fiscal 2018, approximately 160 basis points decrease in the third quarter fiscal 2018, approximately 240 basis points increase in the fourth quarter fiscal 2018 and no impact on fiscal 2018.

RH

ANTICIPATED IMPACT OF STOCK PRICE ON ADJUSTED DILUTED SHARES OUTSTANDING

(In millions, except stock price and per share data)

	Average Fourth Quarter Fiscal 2018 Stock Price
	$100.00	$120.00	$140.00	$160.00	$180.00	$200.00
Midpoint of Q4 2018 adjusted net income guidance	$73.5	$73.5	$73.5	$73.5	$73.5	$73.5

Q4 2018 adjusted diluted shares outstanding [a]	24.91	25.58	26.06	26.42	26.85	27.52

Q4 2018 adjusted earnings per share	$2.95	$2.87	$2.82	$2.78	$2.74	$2.67

	Average Fiscal 2018 Stock Price
	$100.00	$120.00	$140.00	$160.00	$180.00	$200.00
Midpoint of fiscal 2018 adjusted net income guidance	$221.2	$221.2	$221.2	$221.2	$221.2	$221.2

Fiscal 2018 adjusted diluted shares outstanding [a]	26.43	26.59	26.71	26.80	27.01	27.50

Fiscal 2018 adjusted earnings per share	$8.37	$8.32	$8.28	$8.25	$8.19	$8.04

Note: The table above is intended to demonstrate the impact of increasing stock prices on our adjusted diluted shares outstanding due to 1) additional in-the-money options and 2) the higher cost of acquired shares under the treasury stock method.

For GAAP purposes, we will incur dilution above the lower strike prices of our 2019 Notes, 2020 Notes and 2023 Notes of $116.09, $118.13 and $193.65, respectively. However, no additional shares will be included in our adjusted diluted shares outstanding calculation between $116.09 and $171.98 for our 2019 Notes, between $118.13 and $189.00 for our 2020 Notes, and between $193.65 and $309.84 for our 2023 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $171.98, $189.00 and $309.84, we will incur dilution related to the 2019 Notes, 2020 Notes and 2023 Notes, respectively, and our obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

The calculation also includes assumptions around the timing and number of options exercises. Actual diluted shares outstanding may differ if actual exercises differ from estimates. The stock option awards outstanding for RH’s Chairman and CEO are included in all of the adjusted diluted shares outstanding scenarios above based on the exercise prices of $46.50, $75.43 and $50.00 for the November 2012, July 2013 and May 2017 grants, respectively.

[a]	Includes 0.134 million and 0.562 million incremental shares at $180.00 and $200.00 average share price, respectively, due to dilution from the convertible notes.